SUBSIDIARIES OF REGISTRANT


NAME                                          STATE OF INCORPORATION
----                                          ----------------------
Gena Laboratories, Inc.                              Texas

JDS Manufacturing Co., Inc.                          California

U.K. ABBA Products, Inc.                             California

Styling (UK) Limited                                 England

European Touch Co., Incorporated                     Wisconsin

European Touch, Ltd. II                              Wisconsin

Beauty Products Inc.                                 Wisconsin

Cosmetics International Inc.                         Wisconsin

Ft. Pitt Acquisition, Inc.                           Pennsylvania

Styling Technology Nail Corporation                  Arizona

STYL Institute, Inc.                                 Arizona